Exhibit 3.39

File Number: 00069779
Date Filed: 08/11/2009
Robin Carnahan
Secretary of State
State of Missouri
Robin Carnahan, Secretary of State
Corporations Division
PO Box 778 / 600 W. Main St., Rm. 322
Jefferson City, MO 65102
Amendment of Articles of Incorporation for a General Business or Close Corporation
Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
1. The present name of the Corporation is Schultz Company
Charter #: 00069779
The name under which it was originally organized was Schultz Shoe Company, Inc.
2. An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on August 10, 2009 month/day/year
3. Article Number Please see attached addendum. is amended to read as follows:
(If more than one article is to be amended or more space is needed attach additional pages) (Please see next page)
Name and address to return filed document:
Name:
Address:
City, State, and Zip Code:
State of Missouri Amend/Restate - Gen Bus 9 Page(s)
T0922318074

4. Of the 1,000 shares outstanding, 1,000 of such shares were entitled to vote on such amendment.
The number of outstanding shares of any class entitled to vote thereon as a class were as follows:
Class
Common
Number of Outstanding Shares 1,000
5. The number of shares voted for and against the amendment was as follows:
Class
Common
No. Voted For 1,000
No. Voted Against 0
6. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:
7. If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified:
In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)
John T. Wilson
VP, Assistant Secretary
August 10, 2009
Authorized Signature
Printed Name
Title
Date

Addendum

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SCHULTZ COMPANY

The Amended and Restated Articles of Incorporation are as follows:

ARTICLE I

The name of the Corporation is Schultz Company.

ARTICLE II

The address, including street and number, if any, of the Corporation’s registered office in this State of Missouri is 120 South Central Avenue, Clayton 63105, and the name of its registered agent at such address is C T Corporation System.

ARTICLE III

The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue shall be Thirty Thousand (30,000) shares of Common Stock having a par value of One Dollar ($1.00) per share.

ARTICLE IV

No shareholder of the Corporation shall have any preemptive right to acquire any shares of any class of stock of this Corporation, whether now or hereafter authorized, or any securities or obligations (including, but not limited to, securities or obligations convertible into any class of stock issued by this Corporation), whether issued or sold for cash, property, services or otherwise.

ARTICLE V

The name and address of the original incorporators are Jacob Schultz, 6909 Washington Avenue, University City, Missouri, Abraham Y. Schultz, 2329 S. Kingshighway, St. Louis, Missouri, Harry Schultz, 530 Purdue Avenue, University City, Missouri and Marvin Saks, 6909 Washington Avenue, University City, Missouri.

ARTICLE VI

Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE VII

The number of directors to constitute the Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation, and any change in the number will be reported to the Missouri Secretary of State within thirty (30) calendar days of such change.

ARTICLE VIII

In all elections of directors, each shareholder entitled to vote shall have the right to cast only as many votes as shall equal the number of shares held by the shareholder in the Corporation. There shall be no right to cumulative voting in election of directors.

ARTICLE IX

The duration of the Corporation is perpetual.

ARTICLE X

The Corporation is formed to engage in any lawful business.

ARTICLE XI

The Corporation undertakes to provide indemnity pursuant to the provisions of this Article XI:

(1) Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in subsection 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article XI shall be a contract right and, subject to subsections 2 and 5 hereof, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under subsection 1 of this Article XI or advance of expenses under subsection 5 of this Article XI shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article XI is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article XI shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General and Business Corporation Law of Missouri for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General and Business Corporation Law of Missouri, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

(4) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article XI.

(5) Expenses. Expenses incurred by any person described in subsection 1 of this Article XI in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(6) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article XI and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

(7) Contract Rights. The provisions of this Article XI shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article XI and the relevant provisions of the General and Business Corporation Law of Missouri or other applicable law are in effect, and any repeal or modification of this Article XI or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(8) Merger or Consolidation. For purposes of this Article XI, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article XI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE XII

At any time or times before the Corporation has received any payment for any of its shares, the Board of Directors may adopt amendments to the Amended and Restated Articles of Incorporation by executing and verifying a certificate of amendment as provided by The General and Business Corporation Law of Missouri. After the Corporation has received payment for any of its shares, amendments to the Amended and Restated Articles of Incorporation shall be made in the manner prescribed by The General and Business Corporation Law of Missouri. The power to make, alter, amend, Or repeal the By-Laws of the Corporation shall be vested in the Board of Directors.

The Board of Directors shall have and exercise such further powers as are provided it under present or future laws of the State of Missouri.

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